Exhibit 10.5

August 7, 2009

Dr. John D. Rhodes
John D. Rhodes Family Limited Partnership
916 Woodland Dr.

Dear Dr. Rhodes:

Beacon Enterprise Solutions Group, Inc., a Nevada corporation (the “Company”) hereby agrees to make and issue a promissory note in the principal amount of $500,000.00, bearing no interest and due on September 6, 2009 (the “Maturity Date”), to the John D. Rhodes Family Limited Partnership (the “Lender”) in consideration of the loan of $500,000.00 (the “Loan”) made to the Company. The Company may prepay any or all of the principal amount under the Note at any time.

The Company agrees to pay the Lender a credit facility fee of $25,000 to the Lender for the Loan, payment of which is tendered herewith, and issue warrants to purchase 25,000 shares of Common Stock to the Lender, at a purchase price of $1.00 per share, with a five year exercise period and on the same other terms as the warrants issued in the ongoing common stock offering.

In the event that the Maturity Date is extended to October 6, 2009 at the election of the Company, the Company shall pay the Lender an additional credit facility fee of $37,500 for such extension and issue warrants to purchase 37,500 shares of Common Stock to the Lender, at a purchase price of $1.00 per share, with a five year exercise period and on the same other terms as the warrants issued in the ongoing common stock offering.

In the event that the Maturity Date is further extended to November 5, 2009 at the election of the Company, the Company shall pay the Lender an additional credit facility fee of $50,000 for such extension and issue warrants to purchase 50,000 shares of Common Stock to the Lender, at a purchase price of $1.00 per share, with a five year exercise period and on the same other terms as the warrants issued in the ongoing common stock offering.

In addition, each of Bruce Widener, Rick Mills and Rick Hughes shall make and issue a personal guaranty to the Lender of the obligations under the Loan, which guarantees are delivered herewith.

The Company intends to reserve fifty percent (50%) of the proceeds of the ongoing common stock offering for repayment of the Loan, until the Loan has been paid in full.

Sincerely, /s/ Bruce Widener Bruce Widener, Chief Executive Officer Beacon Enterprise Solutions Group, Inc.

ACKNOWLEDGED AND AGREED:

/s/ John D. Rhodes
John D. Rhodes, as ___________
John D. Rhodes Family Limited Partnership

Cc:	Bruce Widener Richard C. Mills Rick Hughes